Exhibit 5.1
                               OPINION OF COUNSEL

                                  July 31, 2000



NextPath Technologies, Inc.
1615 N. 24th West Avenue
Tulsa, OK  74127

Re:     Registration Statement on Form S-1
        (SEC file No. 333-_________)
        Our file No. 30868-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about July 31, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold primarily by certain stockholders listed in the Registration Statement (the "Selling Stockholders") and secondly by you under circumstances set forth in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

        It is our opinion that the Shares, when sold by the Selling Stockholders and by you in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                             Very truly yours,

                                             McKinney & Stringer, a Professional
                                             Corporation


                                             /s/ McKinney & Stringer